Exhibit 99.1

Myomo Reports 2020 Second Quarter Financial Results

Revenue Exceeds Projection as COVID-19 Restrictions Eased

Authorization Backlog at Record Level of 120 Units, up 50% Sequentially

Conference call begins at 4:30 p.m. Eastern time today

CAMBRIDGE, Mass. (August 10 , 2020) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three and six months ended June 30, 2020.

Financial and operational highlights for the second quarter of 2020 include the following (all comparisons are with the second quarter of 2019, unless otherwise noted):

•

Revenue was $0.9 million, down 2% and exceeded the expected revenue range announced on June 22nd as deliveries strengthened and average selling prices increased as the U.S. economy began to re-open during the second half of the quarter.

•	Revenue from direct billing increased 329% and represented 50% of total revenue for the quarter

•	Operating expenses were $3.3 million, compared with $3.2 million for the second quarter of 2019 and $4.1 million for the first quarter of 2020

•	The reimbursement pipeline had more than 700 MyoPro units as of June 30, 2020, as nearly 200 candidates entered the pipeline in the second quarter

•

MyoPro direct billing pipeline now represents 69% of total pipeline units, and more than 85% of new candidates entering the pipeline during the second quarter are to be directly billed to insurance payers

•	Backlog, which represents insurance authorizations received but not yet converted to revenue, was 120 units as of June 30, 2020, a 50% increase, compared with 80 units as of March 31, 2020

Management Commentary

“Despite nationwide COVID-19 restrictions in place during much of the second quarter, I am pleased that revenues significantly rebounded by the end of the quarter and were roughly flat compared with the same period last year,” stated Paul R. Gudonis, Myomo’s chairman and chief executive officer. “We also continued to grow our pipeline and authorizations backlog via telehealth and social media marketing, while controlling our operating expenses. Myomo entered the second half of the year with a record backlog of MyoPro’s to provide to patients and to submit for payment,” he added.

Financial Results

	For the Three Months Ended June 30,		Period-to-Period Change		For the Six Months Ended June 30,		Period-to-Period Change
	2020	2019	$	%	2020	2019	$	%
Revenue	$858,590	$880,349	$(21,759)	(2)%	$1,866,735	$1,710,415	$156,320	9%
Cost of revenue	418,862	380,093	38,769	10%	737,513	666,895	70,618	11%

Gross profit	$439,728	$500,256	$(60,528)	(12)%	$1,129,222	$1,043,520	$85,702	8%

Gross margin	51%	57%		(6)%	60%	61%		(1)%

Revenue for the second quarter of 2020 was $0.9 million, a decrease of 2% compared with the second quarter of 2019 as a higher average selling price mostly offset a lower number of revenue units. Year-to-date revenue of $1.9 million, was up 9% over the prior year period.

Gross margin for the second quarter of 2020 was 51%, compared with 57% for the second quarter of 2019. The decrease primarily reflects the cost of revenues recognized in the second quarter for deliveries at the end of the quarter which are expected to be recognized as revenues in future periods, as well as increased warranty reserves. Year-to-date gross margin was 60%, down slightly compared to the prior year period.

Operating expenses for the second quarter of 2020 were $3.3 million, an increase of 3% over the second quarter of 2019 and a decrease of 20% compared with the first quarter of 2020. The year-over-year increase primarily reflects higher compensation costs associated with the addition of sales, customer service and reimbursement personnel, offset by payroll and other cost reductions in response to COVID-19. Year-to-date operating expenses were $7.4M, an increase of 15% over the comparable period a year ago.

Operating loss for the second quarter of 2020 increased to $2.8 million from $2.7 million for the second quarter of 2019. Net loss for the second quarter of 2020 was $3.3 million, or $1.12 per share, compared with a net loss of $2.6 million, or $4.50 per share, for the same period of 2019. Year-to-date operating and net losses were $6.3 million and $7.1 million, respectively. Net losses for the second quarter and first half of 2020 include charges of $0.3 million and $0.5 million, respectively, related to the partial extinguishment of the Company’s convertible note.

Adjusted EBITDA1 for the second quarter of 2020 was negative $2.7 million, compared with negative $2.5 million for the second quarter of 2019. Year-to-date Adjusted EBITDA was a negative $6.0 million, compared to a negative $4.8 million in the same period a year ago. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Business Outlook

“We expect to deliver a record number of MyoPro’s in the third quarter as we serve our growing backlog, which should result in significantly increased revenue in the months ahead,” stated Mr. Gudonis. “We have provided our staff with personal protective equipment (PPE) and training on proper and safe procedures, and we have PPE available for patients during the MyoPro delivery process. We continue to experience strong demand for our product line while adding new initiatives such as the recently launched MyoCare™ program. We plan to continue to grow the pipeline of MyoPro candidates and seek insurance reimbursement so that our customers may achieve greater independence, perform activities of daily living and reduce their overall healthcare costs.”

Liquidity

Cash and cash equivalents as of June 30, 2020 were $10.7 million. Cash utilization was $3.7 million in the second quarter of 2020. Cash utilization was greater than prior quarters due to higher cash used for working capital as cash inflows slowed as a result of the impact of COVID-19, while liabilities were paid down. Cash utilization is expected to be at the low end of the Company’s usual quarterly range of $2.4 million to $3.0 million in the third quarter. If public health and travel restrictions are not re-imposed due to the spread of COVID-19, the Company believes it has sufficient cash to meet its operating requirements for at least the next 12 months. However, if public health and travel restrictions are re-imposed, the Company may require additional capital to fund its operations during the second half of 2021.

[1]

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss on extinguishment of debt.

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. ET. We encourage participants to pre-register for the conference call using the following link: http://dpregister.com/10146691. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or unable to pre-register may dial in by calling, 1-844-707-6932 (U.S.) or 1-412-317-9250 (International). A webcast of the call may also be accessed at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until August 24, 2020; please dial 1-877-344-7529 (U.S.) or 1-412-317-0088 (International) and provide the passcode #10146691.

Non-GAAP Financial Measures

Myomo has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes that the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss of extinguishment of debt. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including the impact of COVID-19 on the Company’s revenues in the third quarter of 2020 and beyond, its current authorization backlog and its cash runway, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to continue normal operations and patient interactions in order to cast, deliver and fit our custom-fabricated device;

•	our sales and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

Public Relations:

Kate McCann

Matter Communications

myomo@matternow.com

(tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$858,590	$880,349	$1,866,735	$1,710,415
Cost of revenue	418,862	380,093	737,513	666,895

Gross profit	439,728	500,256	1,129,222	1,043,520
Operating expenses:
Research and development	397,811	427,573	904,764	873,921
Selling, general and administrative	2,890,464	2,779,027	6,495,432	5,558,739

	3,288,275	3,206,600	7,400,196	6,432,660

Loss from operations	(2,848,547)	(2,706,344)	(6,270,974)	(5,389,140)
Other expense (income)
Change in fair value of derivative liabilities	(39,717)	(99,449)	(121,818)	(141,420)
Interest (income) expense and other expense, net	88,915	(41,568)	224,124	(84,333)
Non-cash interest expense, debt discount	40,025	—	206,668	—
Loss on extinguishment of debt	348,079	—	507,281	—

	437,302	(141,017)	816,255	(225,753)

Loss before income taxes	(3,285,849)	(2,565,327)	(7,087,229)	(5,163,387)
Income tax expense	1,085	—	1,698	—

Net loss	$(3,286,934)	$(2,565,327)	$(7,088,927)	$(5,163,387)

Deemed dividend on repricing of warrants	—	—	670,632	797,637

Net loss attributable to common stockholders	$(3,286,934)	$(2,565,327)	$(7,759,559)	$(5,961,024)

Weighted average number of common shares outstanding:
Basic and diluted	2,932,570	570,184	2,376,332	534,452

Net loss per share attributable to common stockholders (1)
Basic and diluted	$(1.12)	$(4.50)	$(3.27)	$(11.15)

(1) Share and per share amounts have been restated to give effect to the Company’s 1-for-30 reverse stock split effected January 30, 2020

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$10,733,419	$4,465,455
Accounts receivable, net	310,517	424,287
Inventories, net	678,906	439,533
Prepaid expenses and other current assets	920,383	820,206

Total Current Assets	12,643,225	6,149,481
Restricted cash	75,000	75,000
Deferred offering costs	—	219,240
Equipment, net	109,880	154,972

Total Assets	$12,828,105	$6,598,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current note payable, net of discount of $71,360 and $676,703 at June 30, 2020 and December 31, 2019, respectively	$996,841	$1,763,887
Accounts payable and accrued expenses	1,688,691	1,738,450
Derivative liabilities	888	378,239
Deferred revenue	1,495	2,913
Customer advance payments	340	40

Total Current Liabilities	2,688,255	3,883,529
Long-term debt, net of discount of $36,169 at December 31, 2019	—	888,961
Deferred revenue	8,700	1,495
Other long-term liabilities	77,892	—

Total Liabilities	2,774,847	4,773,985
Commitments and Contingencies
Stockholders’ Equity:
Common stock	322	57
Additional paid-in capital	73,274,309	57,957,097
Accumulated deficit	(63,214,909)	(56,125,982)
Treasury stock, at cost	(6,464)	(6,464)

Total Stockholders’ Equity	10,053,258	1,824,708

Total Liabilities and Stockholders’ Equity	$12,828,105	$6,598,693

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Six Months Ended June 30,	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (7,088,927)	$ (5,163,387)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	53,021	45,076
Stock-based compensation	229,490	593,353
Bad debt expense	45,839	—
Non-cash interest expense, debt discount	206,668	—
Amortization of original issue discount and debt restructuring fee	143,026	—
Loss on extinguishment of debt	507,281	—
Change in fair value of derivative liabilities	(121,818)	(141,420)
Loss on disposal of asset	177	2,481
Other non-cash charges	(2,980)	12,606
Changes in operating assets and liabilities:
Accounts receivable	67,931	51,245
Inventories	(243,336)	(195,397)
Prepaid expenses and other current assets	(100,128)	(161,014)
Other assets	57,987	23,574
Accounts payable and accrued expenses	51,292	(473,118)
Deferred revenue	5,787	(1,420)
Other liabilities	77,892	—

Net cash used in operating activities	(6,110,798)	(5,407,421)
CASH USED IN INVESTING ACTIVITIES	(7,878)	(34,903)
CASH PROVIDED BY FINANCING ACTIVITIES	12,386,663	5,570,401
Effect of foreign exchange rate changes on cash	(23)	—

Net increase in cash, cash equivalents and restricted cash	6,267,964	128,077

Cash, cash equivalents and restricted cash, beginning of period	4,540,455	6,615,794

Cash, cash equivalents and restricted cash, end of period	$ 10,808,419	$6,743,871

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
GAAP net loss	$(3,286,934)	$(2,565,327)	$(7,088,927)	$(5,163,387)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	88,915	(41,568)	224,124	(84,333)
Non-cash interest expense, debt discount	40,025	—	206,668	—
Loss on extinguishment of debt	348,079	—	507,281	—
Depreciation expense	26,633	23,449	53,021	45,076
Stock-based compensation	106,281	197,028	229,490	593,353
Change in fair value of derivative liabilities	(39,717)	(99,449)	(121,818)	(141,420)
Income tax expense	1,085	—	1,698	—

Adjusted EBITDA	$(2,715,633)	$(2,485,867)	$(5,988,463)	$(4,750,711)

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